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                                                                     EXHIBIT 4.5





                                 March 21, 1996





Dear Investor:

         Reference is made to (i) the Confidential Offering Memorandum of Hanover Compressor Company (the "Company"), dated as of March 21, 1996 (the "Memorandum"), (ii) that certain Amended and Restated Stockholders' Agreement of the Company, dated as of August 7, 1995, between the Company and the stockholders signatories thereto, attached to the Memorandum as Exhibit B (the "Stockholders Agreement") and (iii) that certain 1996 Employee Stock Offering Subscription Agreement, dated as of March 21, 1996, between the Company and you, attached to the Memorandum as Exhibit A (the "Subscription Agreement"). All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Stockholders' Agreement.

         This is the letter agreement described in the Memorandum which is required to be delivered to the Company in connection with your subscription for shares of Common Stock pursuant to Section 3(b)(vi) of the Subscription Agreement.

         Under Section 3.5(d) of the Stockholders' Agreement, if your employment with the Company is terminated by reason of your Voluntary Termination without Good Reason, the Company has the right, but not the obligation, to purchase all of the shares of Common Stock that you acquire subject to the Stockholders' Agreement. Section 3.5(d) of the Stockholders' Agreement also sets forth obligations of the Company in paying you for your shares of Common Stock under such circumstances. By executing this agreement, you agree that the payment provisions set forth in the third sentence of
Section 3.5(d) of the Stockholders' Agreement shall be determined by reference to the date of your Subscription Agreement, March 21, 1996, rather than the date of the Stockholders' Agreement.

         Please acknowledge your agreement with the foregoing by signing this letter and the extra copy of this letter in the space provided and returning this letter agreement and both signature pages to the Company.
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March 21, 1996
Page 2



                                        Very truly yours,

                                        HANOVER COMPRESSOR COMPANY,



                                        By:
                                            -----------------------------------
                                            Curtis Bedrich, Chief Financial
                                            Officer and Treasurer

Accepted and Agreed to as
of the date first written above.


--------------------------------
Name: